                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                     FORM 8-K
                                  CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of
                        The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 30, 1999


                            U.S. Office Products Company
             ---------------------------------------------------------
                (Exact Name of Registrant as Specified in Charter)


             Delaware                 0-25372               52-1906050
             --------                 -------               ----------
  (State or Other Jurisdiction      (Commission          (I.R.S. Employer
        of Incorporation)           File Number)        Identification No.)


     1025 Thomas Jefferson St., N.W., Suite 600E., Washington, D.C. 20007
     --------------------------------------------------------------------
            (Address of Principal Executive Offices and Zip Code)


       Registrant's telephone number, including area code: (202) 339-6700


                                   Not Applicable
                                   --------------
           (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

      U.S. Office Products Company ("USOP") has entered into an Investment Agreement, dated as of March 30, 1999 (the "Investment Agreement"), with CDR-PC Acquisition, L.L.C. ("CD&R"), an affiliate of an investment fund (the "Fund") managed by Clayton, Dubilier & Rice, Inc. Pursuant to the Investment Agreement, CD&R will pay USOP $51 million in cash (the "Investment") in consideration for the following: USOP will (i) issue to CD&R 73,261.79 shares of Series A Non-Voting Participating Convertible Preferred Stock ("Preferred Stock"), par value $.001 per share, and (ii) amend the warrants previously issued to CD&R in June 1998 (the "Warrants") to reduce the exercise price to $5.625 per share. The Warrants cover approximately 9.2 million shares of USOP common stock (the "Common Stock").

     Each share of the Preferred Stock will be convertible into 100 shares of Common Stock if and when it is transferred to anyone other than CD&R or its affiliates. The Preferred Stock will carry no voting rights, except where stockholder approval is required for a merger, consolidation, or sale of all or substantially all of USOP's assets. In that case, the Preferred Stock will vote together with the Common Stock and each share of Preferred Stock will have the number of votes equal to the number of shares of Common Stock into which it is convertible. Additionally, USOP must obtain the approval of holders of the Preferred Stock before (a) effecting any proposed changes to USOP's organizational documents that adversely affect the Preferred Stock and
(b) undertaking or agreeing to undertake a reorganization, dissolution, winding-up, liquidation or similar transaction. The Preferred Stock will have a liquidation preference of $1.00 per share. The Preferred Stock will carry no dividend right other than the right to receive dividends if and when declared and paid on the Common Stock, in the same amount as would be received by the shares of Common Stock into which the Preferred Stock is convertible.

     The Closing is conditioned upon, among other things, USOP obtaining a satisfactory amendment to its bank credit agreement and CD&R obtaining the consent of a majority in interest of its limited partners for a waiver of the Fund's diversification cap in connection with the Investment.

     Upon completion of the Investment, CD&R's equity ownership of USOP will increase to approximately 37.4% from 24.9% (and to approximately 48.1% from 39.9% assuming full exercise of the Warrants). In addition, the Investment Agreement will permit CD&R or its affiliates to acquire an additional 1.8% of the Common Stock, potentially giving CD&R up to 49.9% equity ownership (assuming full exercise of the Warrants).

     Under the Investment Agreement, CD&R will continue to be subject to certain "standstill" provisions, including restrictions on its ability to sell its USOP securities or to buy additional USOP voting securities for certain periods, unless there is a public disclosure of a bona fide tender offer or other public offer by a person, other than CD&R or its affiliates, which would result in that person owning 25% or more of the shares of Common Stock outstanding. However, if such public offer is thereafter abandoned, CD&R will once again be subject to the standstill provisions.

                                       SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   U.S. OFFICE PRODUCTS COMPANY


                                    By:/s/ Mark D. Director
                                       -----------------------------------------
                                       Mark D. Director
                                       Executive Vice President--Administration,
                                       Secretary and General Counsel


Dated: April 9, 1999